Exhibit 99.1

Years Ended December 31, 2003, 2004 and 2005 Supplemental Financial Results and Discussion

We have provided the following restatement of Footnote 22, “Segment and Geographic Information” included in our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K as well as supplemental discussion related to the restated segment information to conform to our current operating segments discussed further below.

22.  Segment and Geographic Information – Restated

Beginning in 2006, we began reporting our segments based on the market-focused organization that we put into place at the end of 2005. The Microelectronics and Electron Optics segments were reallocated to NanoElectronics, NanoResearch and Industry and NanoBiology based on customer application of our equipment. Service and Components were combined into one segment. Prior period information has been restated to conform to the current period presentation.

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our Operating Review Board, which consists of our Chief Operating Officer, our Chief Financial Officer, our Senior Vice Presidents and other senior management.

The following table summarizes various financial amounts based on our new business segments for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	Nano- Electronics	Nano- Research and Industry	Nano- Biology	Service and Components	Corporate and Eliminations	Total
2005
Sales to external customers	$153,048	$130,043	$35,355	108,783	$—	$427,229
Gross profit	60,301	52,404	12,856	29,712	(3,450)	151,823
Total assets	121,660	85,756	28,819	99,514	320,282	656,031

2004
Sales to external customers	$215,839	$104,236	$45,046	100,584	$—	$465,705
Gross profit	103,550	37,152	14,411	32,595	1,748	189,456
Total assets	215,160	110,653	5,410	110,106	399,715	841,044

2003
Sales to external customers	$149,901	$96,570	$23,656	90,850	$—	$360,977
Gross profit	70,571	35,889	7,185	31,666	—	145,311

Nano-market segment disclosures are presented to the gross margin level as this is the primary performance measure the segment general managers are responsible for. Selling, general and administrative, research and development and other operating expenses, are managed and reported at the corporate level and allocating these costs to the nano-market segments would be arbitrary. As a result, we have not allocated these costs to the market segments. See our Consolidated Statements of Operations for reconciliations from gross margin to income before income taxes. These reconciling items are not included in the measure of profit and loss for each reportable segment included in our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K.

Our long-lived assets were geographically located as follows (in thousands):

December 31,	2005	2004
United States	$40,106	$54,870
The Netherlands	16,813	16,559
Other	41,077	44,057
Total	$97,996	$115,486

The following table summarizes sales by geographic region (in thousands):

	North America	Europe	Asia- Pacific	Total
2005
Product sales	$77,572	$126,831	$114,043	$318,446
Service and Component sales	55,435	34,060	19,288	108,783
Total sales	$133,007	$160,891	$133,331	$427,229

2004
Product sales	$123,324	$112,338	$129,459	$365,121
Service and Component sales	53,867	31,760	14,957	100,584
Total sales	$177,191	$144,098	$144,416	$465,705

2003
Product sales	$77,971	$97,305	$94,851	$270,127
Service and Component sales	50,616	27,182	13,052	90,850
Total sales	$128,587	$124,487	$107,903	$360,977

None of our customers represented 10% or more of our total sales in 2005, 2004 or 2003.

Sales to countries which totaled 10% or more of our total sales were as follows (dollars in thousands):

	Dollar Amount	% of Total Sales
2005
United States	$131,409	30.8%
Germany	54,045	12.7%
Japan	47,638	11.2%

2004
United States	$174,842	37.5%

2003
United States	$121,145	33.6%
Japan	$49,119	13.6%

Supplemental Discussion of Results

Below is a supplemental discussion of our year end results for 2003, 2004 and 2005, giving effect to the new market segments we adopted for the first quarter of 2006. The Microelectronics and Electron Optics segments were reallocated to NanoElectronics, NanoResearch and Industry and NanoBiology, based on customer application of our equipment. Service and Components were combined into one segment. Prior period information has been restated to conform to the current period presentation.

Net sales include sales in the NanoElectronics market, the NanoResearch and Industry and NanoBiology market. Net sales by segment (in thousands) and as a percentage of total sales were as follows:

YEAR ENDED DECEMBER 31,	2005		2004		2003
NanoElectronics	$153,048	35.8%	$215,839	46.3%	$149,901	41.5%
NanoResearch and Industry	130,043	30.4%	104,236	22.4%	96,570	26.7%
NanoBiology	35,355	8.3%	45,046	9.7%	23,656	6.6%
Service and Components	108,783	25.5%	100,584	21.6%	90,850	25.2%
	$427,229	100.0%	$465,705	100.0%	$360,977	100.0%

NanoElectronics

The $62.8 million, or 29.1%, decrease in NanoElectronics sales in 2005 compared to 2004 was primarily due to the weakness in the semiconductor equipment market in 2005, as well as in the data storage market in the second half of 2005, which resulted in fewer units sold in 2005 compared to 2004, particularly of our circuit edit and mask repair tools. The weaknesses in the semiconductor and data storage markets were partially offset by strong semiconductor equipment sales from our backlog in the first quarter of 2005, primarily of our wafer-level DualBeam systems. Small stage DualBeam system sales in 2005 were slightly lower than in 2004 mainly due to product mix.

The $65.9 million, or 44.0%, increase in NanoElectronics sales in 2004 compared to 2003, primarily was due to increased capital spending by the semiconductor industry, which positively affected unit sales of our 300 mm defect analysis DualBeam tools and of our newer small stage DualBeam systems. We also had improvements in sales of our circuit edit and mask repair tools in 2004 compared to 2003. In addition, we had $8.2 million of software sales related to our Knights Technology software (purchased as the EGSoft division of Electroglas, Inc. in the third quarter of 2003) in 2004, compared to $4.1 million in 2003.

NanoResearch and Industry

The $25.8 million, or 24.8%, increase in NanoResearch and Industry sales in 2005 compared to 2004 was primarily due to the increased demand of approximately $14.3 million for our small stage DualBeam systems combined with increased volume sales related to our TEMs of $6.7 million, including the Titan, which was a new product introduced in 2005.

The $7.7 million, or 7.9%, increase in NanoResearch and Industry sales in 2005 compared to 2004 was primarily due to the increased volume sales of approximately $7.3 million for our small stage DualBeam systems.

NanoBiology

The $9.7 million, or 21.5%, decrease in NanoBiology sales in 2005 compared to 2004 was primarily due to the slow down in demand totaling approximately $7.1 million for our TEMs for research applications.

The $21.4 million, or 90.4%, increase in NanoBiology sales in 2004 compared to 2003 was primarily due to the increase in sales of $17.5 for our TEMs for research applications.

The NanoBiology market is an emerging application area for our equipment, and a significant portion of the tools we sell in this market have relatively high unit prices. As a result, year-to-year revenue in this market is likely to be volatile, although we expect long-term growth.

Service and Components

The $8.2 million, or 8.2%, increase in our service segment revenue in 2005 compared to 2004, as well as the $9.7 million, or 10.7%, increase in 2004 compared to 2003, primarily were due to continued expansion of our installed base. Service sales are driven by the size of our installed base and the percentage of our installed base that is more than one year old, as our warranty period is typically one year. Customers usually enter into service contracts after the warranty expires. Our component sales, which comprised less than 3% of our net sales from 2003 to 2005, tend to follow the cyclical pattern of the semiconductor equipment business. Certain of our component sales include equipment refurbishment.

Cost of Sales and Gross Margin

Cost of sales includes manufacturing costs, such as materials, labor (both direct and indirect) and factory overhead, as well as all of the costs of our customer service function such as labor, materials, travel and overhead. We see four primary drivers affecting gross margin: product mix (including the effect of price competition), volume, cost reduction efforts and currency fluctuations.

Our gross margin (gross profit as a percentage of net sales) by the restated segment was as follows:

YEAR ENDED DECEMBER 31,	2005	2004	2003
NanoElectronics	39.4%	48.0%	47.1%
NanoResearch and Industry	40.3%	35.6%	37.2%
NanoBiology	36.4%	32.0%	30.4%
Service and Components	27.3%	32.4%	34.9%
Overall	35.5%	40.7%	40.3%

NanoElectronics

NanoElectronics gross margins decreased 8.6% percentage points in 2005 compared to 2004 primarily due inventory write-downs and asset impairments related to certain semiconductor products as part of our restructuring activities during 2005 and to the weakness in the semiconductor equipment market in 2005, as well as in the data storage market in the second half of 2005, which resulted in fewer units sold in 2005 compared to 2004, particularly our circuit edit and mask repair tools. Small stage DualBeam system gross margins in 2005 were slightly lower than in 2004 mainly due to product mix.

The NanoElectronics margins were up slightly in 2004 compared to 2003 primarily due to increased capital spending by the semiconductor industry, which positively affected unit sales of our 300 mm DualBeam defect analysis tools and of our newer small stage DualBeam systems. We also had $8.2 million of software sales related to our Knights Technology software (purchased as the EGSoft division of Electroglas, Inc. in the third quarter of 2003) in 2004, compared to $4.1 million in 2003, which have higher margins than other NanoElectronics products.

NanoResearch and Industry

The NanoResearch and Industry segment margins increased 4.7% percentage points in 2005 compared to 2004 primarily was due to our improvements in product mix, specifically our TEM products, which includes sales of the newly introduced Titan.

The slight decrease in the NanoResearch and Industry segment gross margin in 2004 compared to 2003 primarily was due to a decrease in our small stage DualBeam systems sales volumes as well as our TEM products mix.

NanoBiology

The NanoBiology segment margins were up 4.4% percentage points in 2005 compared to 2004 primarily due to the increase in volume sales and improved product mix of our TEM products.

The slight increase in our NanoBiology gross margins in 2004 compared to 2003 primarily was due to product mix in sales of our higher-end TEM products.

Service and Components

The decrease in margins in our service segment in 2005 compared to 2004 was primarily due to higher parts costs in the service organization as a percentage of revenues in 2005 compared to 2004. The increase in parts costs was the result of general price increases and increased parts usage for products under service contracts. Component gross margins also decreased primarily due to a shift in mix between new components sales versus component refurbishments, as well as an overall decrease in volume to cover fixed costs. The margins on our refurbishment work are typically greater than those on our new components.

The decrease in margins in service in 2004 compared to 2003 primarily was due to increases in parts, labor and travel related expenses to support our products introduced in 2003, including the Certus products, our small stage DualBeam systems and our CLM 3D Metrology Systems in both the United States and Europe. We increased headcount in the service segment of our business by approximately 8%, or 38 people, in 2004 compared to 2003. Component gross margins also decreased primarily due to decreases in units produced, as well as a shift in mix of component products produced in 2004 compared to 2003.